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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                           (Amendment No. 3)


                           Camden Property Trust
--------------------------------------------------------------------------------
                              (Name of Issuer)

                               Common Stock
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                       (Title of Class of Securities)

                                  133131102
                     ----------------------------------
                              (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)


                               Page 1 of 8 pages
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                                  SCHEDULE 13G

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CUSIP No.     133131102                    Page      2       of     8     Pages
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1         NAME OF REPORTING PERSON

          LaSalle Advisors Capital Management, Inc.

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

          36-4160747
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2         CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X /
          OF A GROUP*                             (b)  /  /
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
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                             5      SOLE VOTING POWER
         NUMBER OF                  227,800
          SHARES
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY            6      SHARED VOTING POWER
          EACH
        REPORTING                   35,600
         PERSON              ---------------------------------------------------
          WITH               7      SOLE DISPOSITIVE POWER

                                    227,800
                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    340,366
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          568,166
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.3%
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12        TYPE OF REPORTING PERSON*

          IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                  SCHEDULE 13G

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CUSIP No.     133131102                    Page      3       of     8     Pages
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1         NAME OF REPORTING PERSON:

          ABKB/LaSalle Securities Limited Partnership

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

          36-3991973
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2         CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X /
          OF A GROUP*                             (b)  /  /
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
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                             5      SOLE VOTING POWER
         NUMBER OF                  271,576
          SHARES
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6      SHARED VOTING POWER
          EACH
        REPORTING                   1,907,985
         PERSON              --------------------------------------------------
          WITH               7      SOLE DISPOSITIVE POWER

                                    241,276
                             --------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    2,021,594
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,262,870
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          Excludes shares beneficially owned by LaSalle Advisors Capital Management, Inc.
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%
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12        TYPE OF REPORTING PERSON*

          IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                  SCHEDULE 13G

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CUSIP No.     133131102                    Page      4      of     8     Pages
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ITEM 1.

    (a)           Name of Issuer

                  Camden Property Trust

    (b)           Address of Issuer's Principal Executive Offices

                  3 Greenway Plaza,
                  Suite 1300
                  Houston, TX 77046


ITEM 2.


    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a)           Name of Person Filing

                  LaSalle Advisors Capital Management, Inc.

    (b)           Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois 60601

    (c)           Citizenship

                  Maryland

    (d)           Title of Class of Securities

                  Common Stock, $.01 par value per share

    (e)           CUSIP Number

                  411465107

    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a)           Name of Person Filing

                  ABKB/LaSalle Securities Limited Partnership

    (b)           Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois 60601

    (c)           Citizenship

                  Maryland

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                                  SCHEDULE 13G

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CUSIP No.     133131102                    Page      5       of     8     Pages
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    (d)           Title of Class of Securities

                  Common Stock, $.01 par value per share

    (e)           CUSIP Number

                  94856P102

ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a)    / /    Broker or Dealer registered under Section 15 of the Act

    (b)    / /    Bank as defined in Section 3(a)(6) of the Act

    (c)    / /    Insurance Company as defined in Section 3(a)(19) of the Act

    (d)    / /    Investment Company registered under Section 8 of the
                  Investment Company Act

    (e)   /X /    Investment advisor registered under Section 203 of the
                  Investment Advisers Act of 1940

    (f)    / /    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(l)(ii)(F)

    (g)    / /    Parent Holding Company, in accordance with section
                  240.13d-1(b)(ii)(G)(Note See Item 7)

    (h)    / /    A savings association as defined in section 3(b) of the
                  Federal Deposit Insurance Act

    (i)    / /    A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940

    (j)    / /    Group, in accordance with section 240.13d-1(b)-1(ii)(J)


    * This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment advisor under Section 203 of the Investment Advisors Act of 1940.

ITEM 4.           OWNERSHIP

    If the percent of the class owned, as of December 31 of the year covered by the statement or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a)           Amount Beneficially Owned:

                  568,166

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                                  SCHEDULE 13G

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CUSIP No.       133131102                    Page        6    of    8     Pages
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    (b)           Percent of Class:

                  1.3%

    (c)           Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the vote

                         227,800

                 (ii)    shared power to vote or to direct the vote

                         35,600

                 (iii) sole power to dispose or to direct the disposition of 227,800

                 (iv) shared power to dispose or to direct the disposition of 340,366

    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a)           Amount Beneficially Owned

                  2,262,870

    (b)           Percent of Class

                  5.1%

    (c)           Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the vote

                         271,576

                 (ii)    shared power to vote or to direct the vote

                         1,907,985

                 (iii) sole power to dispose or to direct the disposition of 241,276

                 (iv)    shared power to dispose or to direct the disposition of

                         2,021,594

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                                  SCHEDULE 13G

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CUSIP No.       133131102                    Page        7    of    8     Pages
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The two members of the Group are: LaSalle Advisors Capital Management, Inc. ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LASALLE").

        ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE.

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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                                  SCHEDULE 13G


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CUSIP No.      133131102                     Page        8    of    8     Pages
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

    The parties agree that this statement is filed on behalf of each of them.


Dated: February 11, 1999


                                       LASALLE ADVISORS CAPITAL
                                       MANAGEMENT, INC.



                                       BY: /S/ William K. Morrill, Jr.
                                       ----------------------------------------
                                       Name:   William K. Morrill, Jr.
                                       Title:  Managing Director



                                       ABKB/LASALLE SECURITIES
                                       LIMITED PARTNERSHIP



                                       BY: /S/ William K. Morrill, Jr.
                                       ----------------------------------------
                                       Name:   William K. Morrill, Jr.
                                       Title:  Managing Director